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                                                                    Exhibit 23.2


                          Independent Auditors' Consent



We consent to the incorporation by reference in the registration statement on Form S-8/S-3 of iBEAM Broadcasting Corporation of our report dated February 21, 2000, with respect to the consolidated balance sheets of webcasts.com, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, which report appears in the registration statement on Form S-1 (No. 333-95833) of iBEAM Broadcasting Corporation, and to the reference to our firm under the heading "Experts" in the registration statement.



/s/ KPMG LLP



Oklahoma City, Oklahoma

August 10, 2000